Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Appoints Michael T. Andriole as Chief Financial Officer

West Lafayette, Ind., Feb. 21, 2017--  Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced that Michael T. Andriole has been appointed as chief financial officer. Mr. Andriole has more than 20 years of experience in a range of financial, strategic and corporate development roles, including 16 years at Eli Lilly and Company, most recently as Vice President, Corporate Business Development.

"We are excited to welcome Mike to Endocyte as we near key data readouts on our lead SMDCs and advance earlier stage programs to the clinic, including our tumor associated macrophage (TAM) targeting and CAR T programs,” said Mike Sherman, president and CEO at Endocyte. "Mike’s wealth of corporate strategy development and transaction experience will be instrumental as we seek to build value with our rich pipeline of therapeutics and companion imaging agents.”

While with Eli Lilly and Company, Mr. Andriole was a member of Lilly’s corporate development leadership team with responsibility for international transactions, including in/out licensing, JV formation and M&A. Mr. Andriole brings broad finance and strategic transaction experience to Endocyte across multiple therapeutic areas, including strategic transactions in oncology, immunology and neuroscience. Within oncology, Mike’s experience is substantial, having led both global M&A transactions, as well as a number of strategic licensing partnerships. Mr. Andriole graduated cum laude from Xavier University's Williams College of Business and earned his M.B.A. from Indiana University's Kelley School of Business.

“I am eager to join the Endocyte team and to help shape the next stage of the company’s growth,” said Mike Andriole. “As a leader in the development of SMDCs, I see versatility in this platform to address serious diseases through multiple targets and diverse mechanisms of action, including targeted cytotoxic, immune-priming, and immune modulating mechanisms. I look forward to contributing to our effort in bringing these therapies to patients while creating value for shareholders.”

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.